Registration Nos. 2-92164 and 811-4066
             SECURITIES AND EXCHANGE COMMISSION
                   WASHINGTON, D.C. 20549

                          FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933        [ X ]

                  Pre-Effective Amendment No. _______          [   ]

                  Post-Effective Amendment No.   31            [ X ]

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT
                            OF 1940                            [ X ]

                  Amendment No.    30                          [ X ]

                       CASH ASSETS TRUST
     (Exact Name of Registrant as Specified in Charter)

                 380 Madison Avenue, Suite 2300
                    New York, New York 10017
                    (Address of Principal Executive Offices)

                          (212) 697-6666
                (Registrant's Telephone Number)

                        EDWARD M.W. HINES
                 Hollyer Brady Barrett & Hines LLP
                  551 Fifth Avenue, 27th Floor
                    New York, New York 10176
            (Name and Address of Agent for Service)

It is proposed that this filing will become effective (check appropriate box):


[_X_] immediately upon filing pursuant to paragraph (b)
[___] on (date) pursuant to paragraph (b)
[___] 60 days after filing pursuant to paragraph(a)(i)
[___] on (date) pursuant to paragraph (a)(i)
[___] 75 days after filing pursuant to paragraph (a)(ii)
[___] on (date) pursuant to paragraph (a)(ii) of Rule 485.
[___] This post-effective amendment designates a new effective date for a previous post-effective amendment.

         The sole purpose of this filing is to replace in its entirety Exhibit
(j), Consent of Independent Registered Public Accounting Firm, which was filed as part of Post-Effective Amendment No. 30 to this Registration Statement on July 29, 2005, with a new Exhibit (j). Except for Exhibit (j), all other parts of Amendment No. 30 are hereby incorporated into this filing by reference.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant certifies that it meets all the requirements for effectiveness of this Amendment to its Registration Statement pursuant to Rule 485(b) under the Securities Act of 1933, and has caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, on the 1st day of August, 2005.

                                  CASH ASSETS TRUST

                                  (Registrant)


                                  By  /s/ Diana P. Herrmann
                                  -----------------------------
                                   Diana P. Herrmann, President



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or Amendment has been signed below by the following persons in the capacities and on the date indicated.



SIGNATURE                     TITLE                 DATE



/s/ Diana P. Herrmann
----------------------        Trustee and           8/1/05
 Diana P. Herrmann            President           -----------


/s/Thomas W. Courtney                               8/1/05
----------------------        Trustee             -----------
  Thomas W. Courtney


/s/Stanley W. Hong                                  8/1/05
----------------------        Trustee             -----------
  Stanley W. Hong


/s/ Theodore T. Mason
----------------------        Chair of the          8/1/05
Theodore T. Mason             Board               -----------


/s/Russell K. Okata                                 8/1/05
----------------------        Trustee             -----------
  Russell K. Okata


/s/Douglas Philpotts                                8/1/05
----------------------        Trustee             -----------
   Douglas Philpotts


/s/Oswald K. Stender                                8/1/05
----------------------        Trustee             -----------
  Oswald K. Stender


/s/Joseph P. DiMaggio                               8/1/05
----------------------   Chief Financial Officer  -----------
  Joseph P. DiMaggio         and Treasurer

                                CASH ASSETS TRUST

                                  Exhibit List
Exhibit           Exhibit
Number            Description

(j)          Consent of Independent Registered Public
             Accounting Firm